EXHIBIT 10.2

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
2006 EQUITY INCENTIVE PLAN
STOCK OPTION AWARD

[Name]
[Address]
[Telephone]:

Dear [Name]:

You have been granted an option (the “Option”) to purchase shares of common stock of Innovative Software Technologies, Inc., a California corporation (the “Company”), under the Innovative Software Technologies, Inc. 2006 Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:	__________, 200__
Type of Option:	Incentive Stock Option to the extent permitted under “Tax Consequences” below
Number of Option Shares:	__________________
Exercise Price per Share:	U.S. $_____________
Expiration:	Close of business at the Company headquarters on the tenth (10th) anniversary of the Grant Date, subject to earlier termination as described under “Termination of Employment/Service”
Vesting:
[Your Option is fully vested on the Grant Date.]

[Your Option will vest on the _______________ (___) anniversary of the Grant Date, provided you are employed by (or are providing services to) the Company or an Affiliate on such date.]

[________% of your Option will vest on each of the first _____ anniversaries of the Grant Date, provided you are employed by (or are providing services to) the Company or an Affiliate on the applicable vesting date.]

Upon any termination of employment from, or cessation of services to, the Company and its Affiliates, the unvested portion of the Option will immediately terminate.

Manner of Exercise:
You may exercise this Option only to the extent vested and only if the Option has not expired or terminated. To exercise this Option, you must complete the “Notice of Stock Option Exercise” form provided by the Company and return it to the address indicated on the form. The form will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must contact the Company and prove to the Company’s satisfaction that he or she is entitled to do so. Your ability to exercise the Option may be restricted by the Company if required by applicable law.

Termination of Employment/Service:
If your employment or service with the Company or an Affiliate terminates, your Option will terminate on the close of business at the Company headquarters as follows:

•  If your employment/service terminates as a result of death or Disability (at a time when you could not have been terminated for Cause), your Option will terminate on the first (1st) anniversary of the date of your termination of employment/service.
•  If your employment/service terminates for any other reason (other than Cause, as defined below), your Option will terminate ninety (90) days after the date of your termination of employment/service.

However, in no event will this Option be exercisable after its Expiration Date.

Your entire Option (whether vested or nonvested) is terminated immediately if your employment or service is terminated for Cause. In addition, if you have submitted a notice of exercise that has not yet been processed and you are terminated for Cause, your notice of exercise will be rescinded and your exercise price will be returned to you. For this purpose, (1) if you are subject to an employment or consulting agreement with the Company or an Affiliate that includes a definition of “Cause,” that definition shall apply for purposes hereof, or (2) in any other case, “Cause” means any of the following: (a) your conviction of a felony (or plea of nolo contendere thereto); (b) your willful refusal to substantially perform your duties as an employee or consultant (other than as a result of Disability or illness or an absence approved by the Board or your supervisor); (c) your willful engagement in misconduct that is materially injurious to the Company or an Affiliate; or (d) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or an Affiliate, or any policy or code of conduct of the Company or any Affiliate, as then in effect.

Transferability:	You may not transfer or assign this Option for any reason, other than under your will upon death or as required by intestate laws. Any attempted transfer or assignment will be null and void.

Restrictions on Resale:
By accepting this Option, you agree not to sell any Shares acquired under this Option at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Tax Consequences:
If this Option is designated as a nonqualified stock option, the exercise of this Option will result in taxable income to you.

If this Option is designated as an incentive stock option, you understand that for the favorable tax treatment afforded to incentive stock options to apply:

•  You must hold the shares acquired upon exercise for a period of one (1) year from the date of exercise and two (2) years from the Grant Date.
•  The Exercise Price Per Share must equal at least the fair market value of a Share on the Grant Date. While the Committee has made a good faith determination of the fair market value of a Share in this regard, neither the Committee, the Board nor the Company can guarantee that such determination will be considered fair market value, nor will you or any other individual be entitled to any indemnification for any failure of the Committee to have made such a determination.
•  If Shares with a fair market value (as determined on the Grant Date) in excess of $100,000 become exercisable (vested) for the first time in any calendar year (including for this purpose option shares granted under all other incentive stock options granted to you by the Company and its Subsidiaries), the number of Shares with a fair market value in excess of such $100,000 limit will be considered issued under a nonqualified stock option.
•  You must exercise this Option within ninety (90) days after termination of employment for any reason other than Disability or death. Accordingly, if you exercise this Option more than ninety (90) days after such termination (if otherwise permitted by this Option), you will be treated as exercising a nonqualified stock option. For this purpose, if you transfer to the employment of an Affiliate that is not a Subsidiary, you will be treated as terminated from employment on the date of such transfer, or if you are employed by a Subsidiary, you will be treated as terminated from employment on the date such entity ceases to meet the requirements of Code Section 422. In addition, you will be considered to have terminated employment for purposes of these rules on the ninety-first (91st) day of a military leave, sick leave or other bona fide leave of absence unless your rights to return to active employment are guaranteed by law or contract.
•  The excess of the Fair Market Value of the Shares at the time of exercise over the amount you pay for such Shares may be an item of adjustment for alternative minimum tax (AMT) purposes on your personal tax return.

Notice of Sale:
If this Option is designated as an incentive stock option, you must report to the Secretary of the Company any disposition of the Shares acquired under this Option that is made within two (2) years from the Grant Date or within twelve (12) months from the date you acquired the Shares (the “Notice Period”). In addition, the Company may, at any time during the Notice Period, place a legend or legends on any certificate(s) for the Option Shares requesting the Company’s transfer agent to notify the Company of any transfer of the Shares.

Public Offering:
You agree that in the event of an underwritten public offering of stock made by the Company under the Securities Act of 1933, as amended, you will not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any shares of stock of the Company (including but not limited to shares issued to you upon the exercise of this Option) or any rights to acquire stock of the Company for such period of time as may be established by the underwriter for such public offering (but not to exceed 180 days following the initial public offering plus any additional customary period for which the underwriter may have the right to extend such 180-day period as a result of an earnings announcement or material news announcement by the Company at or around the time of the expiration of the period).

Miscellaneous:
•  The existence of this Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the common stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.
•  As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.
•  This Agreement may be executed in counterparts.

This Option is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Option and definitions of capitalized terms used and not defined in this Option can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS STOCK OPTION AWARD, YOU AGREE TO
ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU
ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

____________________________	________________________________
Authorized Officer	Optionee